Exhibit 10.18

Execution Version

CREDIT AGREEMENT

among

JAMBA JUICE COMPANY,

as the Borrower,

JAMBA, INC.,

as the Parent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Bank

$6,000,000 Revolving Line of Credit

February 14, 2012

4.13	Environmental Compliance	24
4.14	Ownership of Properties	25
4.15	Intellectual Property	25
4.16	Insurance	25
4.17	ERISA	25
4.18	Labor Relations	26
4.19	No Default	26
4.20	Subsidiaries	26
4.21	First Priority Liens	26
4.22	Full Disclosure	26
4.23	OFAC; Anti-Terrorism Laws	27

	ARTICLE V

	AFFIRMATIVE COVENANTS

5.1	Financial and Business Information	27
5.2	Notice of Certain Events	28
5.3	Existence; Franchises; Maintenance of Properties	29
5.4	Compliance with Law	29
5.5	Payment of Obligations	29
5.6	Maintenance of Books and Records; Inspection	29
5.7	Maintenance of Insurance	30
5.8	Environmental Laws	30
5.9	Compliance with ERISA	31
5.10	Name Change	31
5.11	Creation of Subsidiaries	31
5.12	OFAC, PATRIOT Act Compliance	32
5.13	Further Assurances	32
5.14	Banking Relationship	32
5.15	Post-Closing Obligations	32

	ARTICLE VI

	FINANCIAL COVENANTS

6.1	Consolidated EBITDA	32
6.2	Capital Expenditures	33
6.3	Minimum Unencumbered Liquidity	33

	ARTICLE VII

	NEGATIVE COVENANTS

7.1	Mergers; Consolidations	33
7.2	Indebtedness	33
7.3	Liens and Encumbrances	34
7.4	Disposition of Assets	35
7.5	Restricted Investments	36
7.6	Restricted Payments	37
7.7	Transactions With Related Persons	37
7.8	Sale-Leaseback Transactions	37

7.9	Certain Amendments	37
7.10	Limitation on Certain Restrictions	38
7.11	No Other Negative Pledges	38
7.12	Subsidiaries	38
7.13	Lines of Business	38
7.14	Fiscal Year	38
7.15	Accounting Changes	38
7.16	Parent Covenants	38
7.17	Dedicated Deposit Account	39

	ARTICLE VIII

	EVENTS OF DEFAULT; REMEDIES

8.1	Events of Default	39
8.2	Remedies	41

	ARTICLE IX

	MISCELLANEOUS

9.1	Costs, Expenses and Taxes	42
9.2	Indemnification	42
9.3	Notices	43
9.4	Continuing Obligations	44
9.5	Controlling Law; Service of Process	44
9.6	Jurisdiction; Waiver of Jury Trial	44
9.7	Successors and Assigns	45
9.8	Assignment and Sale	45
9.9	Entire Agreement	45
9.10	Amendment	45
9.11	Hedge Agreements	45
9.12	Severability	45
9.13	Counterparts	46
9.14	Captions	46
9.15	Register	46

Exhibit A	Form of Revolving Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Notice of Borrowing
Exhibit D	Letter of Credit Notice

Schedule 1.1(a)	Existing Letters of Credit
Schedule 4.13	Environmental Compliance
Schedule 4.14	Realty
Schedule 4.15	Intellectual Property
Schedule 4.16	Insurance
Schedule 4.20	Subsidiaries
Schedule 7.2	Indebtedness
Schedule 7.3	Liens
Schedule 7.5	Investments

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of February 14, 2012, is made and entered into by and among JAMBA, INC., a Delaware corporation (the “Parent”), JAMBA JUICE COMPANY, a California corporation and a Wholly Owned Subsidiary of the Parent (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Bank”).

BACKGROUND STATEMENT

A. The Borrower has requested that the Bank extend a $6,000,000 revolving line of credit to the Borrower, to be advanced by the Bank pursuant to the terms and conditions hereof.

B. The Bank is willing to extend the credit facilities described above upon the terms and subject to the conditions set forth in this Loan Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Bank to make the loans described herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. In addition to the words and terms defined elsewhere in this Agreement, the following terms when used herein shall have the following respective meanings:

“Adjusted LIBOR Rate” shall mean, for any day, a rate equal to the sum of (i) the LIBOR Market Index Rate for such day, and (ii) the Applicable Margin.

“Affiliate” means, as to any Person, (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, fifteen percent (15%) or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or otherwise.

“Agreement” means this Credit Agreement and all schedules and exhibits hereto, together with any amendments, modifications, replacements and supplements hereto, any substitutes herefor, and any replacements, renewals or extensions hereof, in whole or in part, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

“Applicable Margin” means 3.75% per annum.

“Bank” means Wells Fargo Bank, National Association, and its successors and assigns.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, and any successor statute or statutes having substantially the same function.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Borrowing” means any borrowing hereunder consisting of Revolving Loans made to the Borrower pursuant to Article II.

“Business Day” means any day of the year on which banks are open for business in Charlotte, North Carolina and, in respect of any determination relevant to the determination or payment of interest determined based on LIBOR, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Expenditures” means, during any period, the sum of all amounts paid during such period that would, in accordance with GAAP, be included on the consolidated statement of cash flows of the Parent and its Subsidiaries as an acquisition of fixed assets or improvements, replacements, substitutions or additions thereto.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease” means any lease or similar arrangement which is of a nature that payment obligations of the lessee or obligor thereunder at the time are or should be capitalized and shown as liabilities (other than current liabilities) upon a balance sheet of such lessee or obligor prepared in accordance with GAAP.

“Capitalized Lease Obligations” means, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that would, in accordance with GAAP, appear on a balance sheet of such lessee with respect to such Capital Lease.

“Cash Equivalents” means (i) securities issued or unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within one year from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 270 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., (iii) time deposits and certificates of deposit maturing within one year from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof (y) that has combined capital and surplus of at least $500,000,000 or (z) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s Ratings Services or at least A2 or the equivalent thereof by Moody’s Investors Service, Inc., (iv) repurchase obligations with a term not exceeding thirty (30) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least ninety-five percent (95%) of the assets of which are continuously invested in securities of the foregoing types.

“Cash Management Products Exposure” means the aggregate credit exposure of the Bank in connection with cash management products provided by the Bank to the Parent and its Subsidiaries, as determined by the Bank in its commercially reasonable discretion.

“Change of Law” means the adoption of any applicable law, rule or regulation, or any change therein or any existing or future law, rule or regulation, or any change in the interpretation or administration thereof, by any Governmental Authority, or compliance by the Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Governmental Authority.

“Closing Date” means the date upon which the initial extensions of credit are made pursuant to this Agreement, which shall be the date upon which each of the conditions set forth in Sections 3.1 and 3.2 shall have been satisfied or waived in accordance with the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor federal tax code. Any reference to any provision of the Code shall also include the income tax regulations promulgated thereunder, whether final, temporary or proposed.

“Commercial Credit Card Exposure” shall mean the aggregate amount of the credit limits of all commercial credit cards issued by the Bank for the account of the Parent and its Subsidiaries.

“Compliance Certificate” means a fully completed and duly executed certificate in the form of Exhibit B, together with a Covenant Compliance Worksheet.

“Consolidated EBITDA” means, for the Parent and its Subsidiaries, on a consolidated basis, for any period, the aggregate of (i) Consolidated Net Income of the Parent and its Subsidiaries for such period, plus (ii) the sum of depreciation, amortization of intangible assets, interest expense, and income tax expense, plus (iii) non-cash share based compensation expense, plus (iv) asset impairment losses, measured as the amount by which the carrying value of an asset exceeds the fair value of the asset, plus (v) with respect to the fiscal year ending December 31, 2011, store lease termination costs, not to exceed an aggregate amount of $425,000 for such fiscal year, minus (vi) interest income, all to the extent taken into account in the calculation of Consolidated Net Income of the Parent and its Subsidiaries for such period, minus, to the extent not already deducted in the calculation of Consolidated Net Income for such period, all payments made pursuant to the Talbott Teas Earnout for such period.

“Consolidated Net Income” means, for any Person for any period, the net income (or loss) of such Person and its Subsidiaries, as determined on consolidated basis in accordance with GAAP, but excluding extraordinary gains and losses and any other non-operating gains and losses.

“Continuing Directors” means, as of any date, members of the board of directors of the Parent (i) who were members of that board or equivalent governing body on the date twelve months prior to such date (but not prior to the Closing Date), (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Parent, are treated as a single employer under Section 414 of the Code.

“Costs” shall have the meaning set forth in Section 9.2.

“Covenant Compliance Worksheet” means a fully completed worksheet in the form of Attachment A to Exhibit B.

“Credit Documents” means and collectively refer to this Agreement, the Notes, the Security Documents and any and all other agreements, instruments and documents now or hereafter executed by or in behalf of the Parent or any Subsidiary of the Parent or delivered to the Bank with respect to this Agreement or with respect to the transactions contemplated by this Agreement, and in each case, together with any amendments, modifications and supplements thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes therefor, in whole or in part; but specifically excluding any Hedge Agreement to which the Parent or any Subsidiary of the Parent and the Bank or any of its Affiliates are parties.

“Credit Party” means the Parent, the Borrower and the Subsidiary Guarantors.

“CW Onset Lease” means the Master Lease Agreement No. CW00345060, dated as of May 13, 2011, between CW Onset, LLC and the Parent.

“Dedicated Deposit Account” shall have the meaning set forth in Section 7.17.

“Default” means any event which with the giving of notice, lapse of time, or both, would become an Event of Default.

“Default Rate” shall mean an interest rate equal to the Adjusted LIBOR Rate plus two percent (2.0%) per annum.

“Dollar” or “$” means dollars in lawful currency of the United States of America.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, permit, license, approval, interpretation, order, guidance or other legal requirement (including without limitation any subsequent enactment, amendment or modification) relating to the protection of human health or the environment, including, but not limited to, any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means any Person (including any trade or business, whether or not incorporated) that would be deemed to be under “common control” with, or a member of the same Controlled Group as, the Parent or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

“ERISA Event” means any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event with respect to a Plan or a Multiemployer Plan, (ii) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Parent or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Parent or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Parent or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Parent or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Parent or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Parent or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Parent or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which the Parent or any of its ERISA Affiliates may be directly or indirectly liable or (ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Internal Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Parent or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

“Event of Default” shall have the meaning specified in Article VIII

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Excluded Taxes” has the meaning specified in Section 2.11(a).

“Existing Letters of Credit” means those letters of credit set forth on Schedule 1.1(a) and continued under this Agreement as Letters of Credit issued by the Bank pursuant to Section 2.4.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by the Borrower or directly by a Subsidiary that is a U.S. Person.

“fiscal quarter” or “FQ” means a fiscal quarter of the Parent and its Subsidiaries.

“fiscal year” or “FY” means a fiscal year of the Parent and its Subsidiaries.

“Foreign Lender” means a Lender that is not a U.S. Person,

“Foreign Subsidiary” means any Subsidiary that is not incorporated under the laws of any State of the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants, consistently applied and maintained on a consistent basis for the Parent and its Subsidiaries on a consolidated basis throughout the period indicated and consistent with the financial practice of the Parent and its Subsidiaries after the date hereof.

“Governmental Authority” means any nation or government, any state, department, agency or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Guarantor” means the Parent and each Subsidiary Guarantor.

“Guaranty” means a guaranty agreement, dated as of the date hereof, made by the Guarantors in favor of the Bank, as amended, modified, restated or supplemented from time to time.

“Hazardous Material” means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, pollutant, contaminant or toxic substance under any Environmental Law; (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (iii) its presence requires investigation or remediation under an Environmental Law or common law; (iv) it constitutes a danger, nuisance, trespass or health or safety hazard to persons or property; and/or (v) it is or contains, without limiting the foregoing, petroleum hydrocarbons.

“Hedge Agreement” means any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

“Indebtedness” means, for any Person, without duplication (i) obligations of such Person for borrowed money; (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade), including earnout obligations or similar deferred or contingent purchase price obligations incurred or created in connection with any acquisition; (iv) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person; (v) Capitalized Lease Obligations of such Person; (vi) obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit (whether or not drawn upon and in the stated amount thereof); (vii) guaranties by such Person of the type of indebtedness described in clauses (i) through (vi) above; (viii) all indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person; (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, if such obligation to purchase, redeem, retire or otherwise acquire arises prior to the first anniversary of the Revolving Credit Termination Date; (x) off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries; and (xi) obligations under any Hedge Agreement.

“Intellectual Property” means (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works and all copyrights (registered and unregistered), (iv) all trade secrets and confidential information (including, without limitation, financial, business and marketing plans and customer and supplier lists and related information), (v) all computer software and software systems (including, without limitation, data, databases and related documentation), (vi) all Internet web sites and domain names, (vii) all technology, know-how, processes and other proprietary rights, and (viii) all licenses or other agreements to or from third parties regarding any of the foregoing.

“Investments” shall have the meaning set forth in Section 7.5.

“Lender” means the Bank or any assignee of the Bank.

“Lending Office” means, as to the Bank, any of its offices located in Charlotte, North Carolina, or such other office as the Bank or the office of any other Lender that may hereafter be designated as a Lending Office by notice to the Borrower.

“Letter of Credit Notice” has the meaning given to such term in Section 2.4(b).

“Letters of Credit” has the meaning given to such term in Section 2.4(a).

“LIBOR Loan” means, at any time, all or any portion of any Loan that bears interest at the Adjusted LIBOR Rate at such time.

“LIBOR Market Index Rate” shall mean, for any day, the rate for one month U.S. dollar deposits quoted by the Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by the Bank for the purpose of calculating effective rates of interest for loans making reference thereto, for delivery of funds for one (1) month in an amount equal to the outstanding principal balance of the Loans. The Borrower understands and agrees that the Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as the Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

“Lien” means any interest in property securing an obligation owed to, or claim by, a Person other than the owner of such property, whether such interest arises by virtue of contract, statute or common law, including but not limited to the lien or security interest arising from a mortgage, security agreement, pledge, lease, conditional sale, consignment or bailment for security purposes or from attachment, judgment or execution. The term “Lien” shall include any easements, covenants, restrictions, conditions, encroachments, reservations, rights-of-way, leases and other title exceptions and encumbrances affecting real property. For the purpose of this Agreement, the Parent or any of its Subsidiary shall be deemed to own, subject to a Lien, any proceeds of a sale with recourse of accounts receivable, any asset leased under any “sale and lease back” or similar arrangement and any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

“Loans” means the Revolving Loans.

“Material Adverse Effect” or “Material Adverse Change” means a material adverse effect upon, or a material adverse change in, any of (i) the financial condition, operations, business or properties of the Parent and its Subsidiaries, taken as a whole; (ii) the ability of the Parent or any Subsidiary to perform under this Agreement or any other Credit Document in any material respect or any other material contract in any material respect to which any one or more of them is a party; (iii) the legality, validity or enforceability of this Agreement or any other Credit Document; or (iv) the perfection or priority of the Liens of the Bank granted under this Agreement or any other Credit Document or the rights and remedies of the Bank under this Agreement or any other Credit Document (other than a change resulting from any act or omission by the Bank).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Notes” means the Revolving Note and any other promissory note issued by the Borrower evidencing the Loans hereunder.

“Notice of Borrowing” shall have the meaning set forth in Section 3.2(a).

“Obligations” means and include (i) the Loans and all other loans, advances, indebtedness, liabilities, obligations, covenants and duties owing, arising, due or payable from the Parent or any Subsidiary of the Parent to the Bank of any kind or nature, present or future, arising under this Agreement, the Notes or the other Credit Documents or any Hedge Agreement, or in connection with any commercial credit card issued by the Bank, or other cash management product provided by the Bank, to the Parent or any Subsidiary of the Parent, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired; and (ii) all interest (including to the extent permitted by law, all post-petition interest), charges, expenses, fees, attorneys’ fees and any other sums payable by the Parent or any Subsidiary of the Parent to the Bank under this Agreement or any of the other Credit Documents.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“Permitted Liens” shall have the meaning set forth in Section 7.3.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means, at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pledge Agreement” means a pledge agreement, dated as of the date hereof, made by the Parent and the Subsidiaries of the Parent party thereto from time to time in favor of the Bank, as amended, modified, restated or supplemented from time to time.

“Pre-Tax Income” means, for any Person for any period, Consolidated Net Income for such Person, without regard to income tax expense for such period.

“Projections” shall have the meaning set forth in Section 3.1(f).

“Realty” means the real property owned by the Parent or a Subsidiary and set forth on Schedule 4.14.

“Recipient” means the Bank or any other Lender.

“Requirement of Law” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

“Revolving Credit Commitment” shall have the meaning set forth in Section 2.1(a).

“Revolving Credit Exposure” means, at any time, the sum of (i) the aggregate principal amount of all Revolving Loans that are outstanding at such time, (ii) the Stated Amount of each outstanding Letter of Credit and, without duplication of clause (i), all obligations to reimburse the Bank for drawing under any Letter of Credit, in each case, at such time, (iii) the Commercial Credit Card Exposure at such time, and (iv) the Cash Management Products Exposure at such time.

“Revolving Credit Termination Date” means the date of the earliest to occur of the following: (i) January 31, 2013; (ii) such earlier date of termination of the Revolving Credit Commitment pursuant to Section 2.7 or 8.2(a).

“Revolving Loans” shall have the meaning set forth in Section 2.1(a).

“Revolving Note” means the promissory note of the Borrower dated the date hereof in the form of Exhibit A attached hereto, executed and delivered to the Bank pursuant to Article II hereof, evidencing the obligation of the Borrower to repay the Revolving Loans, together with any amendments, modifications and supplements thereto, any replacements, restatements, renewals and extensions thereof, and any substitutes therefor, in whole or in part.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index/html, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index/html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Security Agreement” means the Security Agreement, dated as of the date hereof, among the Parent, each of the Parent’s Subsidiaries and the Bank, as the same may be amended, modified, supplemented or restated from time to time.

“Security Documents” means the Security Agreement, the Pledge Agreement and all other pledge or security agreements, mortgages, deeds of trust, assignments or other similar agreements or instruments executed and delivered by the Parent or any of its Subsidiaries pursuant to the terms of this Agreement or otherwise in connection with the transactions contemplated hereby, in each case as amended, modified or supplemented from time to time.

“Series B Certificate of Designation” means the Certificate of Designation, Preferences and Rights of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock of Jamba, Inc., dated as of June 15, 2009, as amended from time to time in accordance with the terms hereof.

“Solvent” means as to any Person on any particular date, that such Person (i) does not have unreasonably small capital to carry on its business as now conducted and as presently proposed to be conducted, (ii) is able to pay its debts as they become due in the ordinary course of business, and (iii) has assets with a present fair saleable value greater than its total stated liabilities and identified contingent liabilities, including any amounts necessary to satisfy preferential rights of shareholders.

“Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Subsidiary” means any corporation, partnership, limited liability company, association or other business entity of which the Parent owns, directly or indirectly, more than fifty percent (50%) of the voting securities thereof. When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Parent.

“Subsidiary Guarantor” means any Subsidiary of the Parent that is a guarantor of the Obligations under the Guaranty (or under another guaranty agreement in form and substance satisfactory to the Bank) and has granted to the Bank a Lien upon and security interest in its personal property assets pursuant to the Security Agreement. Notwithstanding anything to the contrary herein, no Foreign Subsidiary shall be a Subsidiary Guarantor.

“Talbott Teas Acquisition Agreement” means the Asset Purchase Agreement, dated as of January 27, 2012, as in effect on the date hereof and as amended only with the prior written consent of the Bank.

“Talbott Teas Earnout” means the earnout obligation created under Section 2.1(b) of the Talbott Teas Acquisition Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Unencumbered Liquidity” means, at any time, the sum of (i) all unencumbered (except for encumbrances and Liens in favor of the Lenders pursuant to the Credit Documents) cash and Cash Equivalents of the Borrower held in deposit or securities accounts maintained at the Bank at such time, plus (ii) the amount that the Revolving Credit Commitment exceeds the Revolving Credit Exposure at such time.

“Unutilized Revolving Commitment” means, at any time, the Revolving Credit Commitment at such time less the sum of (i) the aggregate principal amount of all Revolving Loans outstanding at such time, (ii) the Stated Amount of each outstanding Letter of Credit and, without duplication of clause (i), all obligations to reimburse the Bank for drawing under any Letter of Credit, in each case, at such time, (iii) the Commercial Credit Card Exposure at such time and (iv) the Cash Management Products Exposure at such time.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Wholly Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.

1.2 Accounting Terms. Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement, for purposes of calculation of the financial covenants set forth in Article VI, all accounting determinations and computations hereunder shall be made in accordance with GAAP as in effect as of the date of this Agreement applied on a basis consistent with the application used in preparing the most recent financial statements of the Parent and its Subsidiaries referred to in Section 4.10. In the event that any changes in GAAP after such date are required to be applied by the Parent and its Subsidiaries and would affect the computation of the financial covenants contained in Article VI, such changes shall be followed only from and after the date this Agreement shall have been amended to take into account any such changes.

1.3 Singular/Plural. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.

1.4 Other Terms. All other terms contained in this Agreement shall, when the context so indicates, have the meanings provided for by the Uniform Commercial Code of the State of New York to the extent the same are used or defined therein.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

2.1 Commitments.

(a) The Bank agrees, on the terms and conditions set forth herein, to make loans (each, a “Revolving Loan,” and collectively, the “Revolving Loans”) to the Borrower, from time to time before the Revolving Credit Termination Date; provided that, immediately after each Revolving Loan is made, the Revolving Credit Exposure shall not exceed $6,000,000.00 (as such figure may be reduced from time to time as provided in this Agreement, the “Revolving Credit Commitment”). Subject to Section 3.2, the Borrower may borrow under this Section 2.1(a), repay or prepay Revolving Loans and reborrow under this Section 2.1(a) at any time before the Revolving Credit Termination Date.

2.2 Notes. The Revolving Loans made by the Bank shall be evidenced by a Revolving Note payable to the order of the Bank for the account of its Lending Office in an amount equal to the original principal amount of the Revolving Credit Commitment. The Borrower and the Bank hereby agree that the terms of this Agreement shall be incorporated by reference into the Notes as if set forth therein and, in the event of any conflict between the terms of this Agreement and the Notes, the terms of this Agreement shall control.

2.3 Principal Payments; Maturity of Loans. The Borrower shall repay the Revolving Loans:

(i) In full, on the Revolving Credit Termination Date;

(ii) In full, upon the occurrence of any Event of Default and acceleration of the Obligations by the Bank pursuant to Article VIII hereof; and

(iii) In part, immediately in the event that the Revolving Credit Exposure exceeds the Revolving Credit Commitment, in the amount of such excess; provided that, to the extent such excess amount is greater than the aggregate principal amount of the Revolving Loans outstanding immediately prior to the application of such repayment, the amount so repaid shall be retained by the Bank and held as cash collateral for outstanding Letters of Credit, Cash Management Products Exposure and Commercial Credit Card Exposure, and thereupon such cash shall be deemed to reduce the aggregate Revolving Credit Exposure by an equivalent amount.

2.4 Letters of Credit.

(a) Issuance. Subject to and upon the terms and conditions herein set forth, so long as no Default or Event of Default has occurred and is continuing, the Bank will, at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Termination Date, and upon request by the Borrower in accordance with the provisions of Section 3.2, issue for the account of the Borrower under the Revolving Credit Commitment one or more irrevocable standby letters of credit denominated in Dollars and in a form customarily used or otherwise approved by the Bank (collectively with the Existing Letters of Credit, and, in each case, with all amendments, modifications and supplements thereto, substitutions therefor and renewals and restatements thereof, the “Letters of Credit”). The Stated Amount of each Letter of Credit shall not be less than $25,000. Notwithstanding the foregoing:

(i) No Letter of Credit shall be issued if the Stated Amount upon issuance when added to the Revolving Credit Exposure, would exceed the aggregate Revolving Credit Commitment at such time;

(ii) No Letter of Credit shall be issued that by its terms expires later than the date one year following the Revolving Credit Termination Date or, in any event, more than one year after its date of issuance; provided, however, that all Letters of Credit outstanding as of the Revolving Credit Termination date shall be cash collateralized by the Borrower; provided further that a Letter of Credit may, if requested by the Borrower, provide by its terms, and on terms acceptable to the Bank, for renewal for successive periods of one year or less (but not beyond the date one year following the Revolving Credit Termination Date), unless and until the Bank shall have delivered a notice of nonrenewal to the beneficiary of such Letter of Credit; and

(iii) The Bank shall be under no obligation to issue any Letter of Credit if, at the time of such proposed issuance, any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Bank shall prohibit, or request that the Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Bank is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to the Bank as of the Closing Date and that the Bank in good faith deems material to it.

(b) Notices. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower will give the Bank written notice not later than 12:00 noon, Charlotte, North Carolina time, three Business Days (or such shorter period as is acceptable to the Bank in any given case) prior to the requested date of issuance thereof. Each such notice (each, a “Letter of Credit Notice”) shall be irrevocable, shall be given in the form of Exhibit D and shall specify (i) the requested date of issuance, which shall be a Business Day, (ii) the requested Stated Amount and expiry date of the Letter of Credit, and (iii) the name and address of the requested beneficiary or beneficiaries of the Letter of Credit. The Borrower will also complete any application procedures and documents reasonably required by the Bank in connection with the issuance of any Letter of Credit.

(c) Reimbursement. Each drawing paid under a Letter of Credit shall be deemed a Revolving Loan under the Revolving Credit Commitment and shall be repaid by the Borrower in accordance with the terms and conditions of this Agreement applicable to Revolving Loans; provided however, that if advances under the Revolving Commitments are not available, for any reason, at the time any drawing is paid, then the Borrower shall immediately pay to the Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by the Borrower, at the rate of interest applicable to Revolving Loans.

(d) Existing Letters of Credit. The Borrower and the Bank agree that, on and as of the Closing Date, each Existing Letter of Credit will be deemed continued under this Agreement as a Letter of Credit issued pursuant to this Section 2.4.

(e) Obligations Absolute. Notwithstanding the termination of the Revolving Credit Commitment or repayment of the Loans, or both, the obligations of the Borrower under this Section 2.4 shall be irrevocable, shall remain in effect until the Bank shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit, and shall be absolute and unconditional, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:

(i) Any lack of validity or enforceability of this Agreement, any of the other Credit Documents or any documents or instruments relating to any Letter of Credit;

(ii) Any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations in respect of any Letter of Credit or any other amendment, modification or waiver of or any consent to departure from any Letter of Credit or any documents or instruments relating thereto, in each case whether or not such Borrower has notice or knowledge thereof;

(iii) The existence of any claim, setoff, defense or other right that such Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Bank or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iv) Any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (provided that such draft, certificate or other document appears on its face to comply with the terms of such Letter of Credit), any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier or otherwise, or any errors in translation or in interpretation of technical terms;

(v) Any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (provided that any draft, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof), any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

(vi) The exchange, release, surrender or impairment of any collateral or other security for the Obligations;

(vii) The occurrence of any Default or Event of Default; or

(viii) Any other circumstance or event whatsoever, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Borrower or any Guarantor.

Any action taken or omitted to be taken by the Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall be binding upon the Borrower and shall not create or result in any liability of the Bank to the Borrower. It is expressly understood and agreed that, for purposes of determining whether a wrongful payment under a Letter of Credit resulted from the Bank’s gross negligence or willful misconduct, (i) the Bank’s acceptance of documents that appear on their face to comply with the terms of such Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, (ii) the Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (iii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Bank.

2.5 Interest.

(a) Subject to the terms and conditions of this Agreement, each Loan shall bear, and the Borrower shall pay, interest from the Closing Date on the unpaid principal balance thereof at the Adjusted LIBOR Rate.

(b) Accrued (and theretofore unpaid) interest on the outstanding principal balance of each Loan shall be due and payable (i) in arrears on the last Business Day of each calendar month, beginning with the first such day to occur after the Closing Date and (ii) on each date when all or any amount of the unpaid principal balance of each such Loan shall be due (whether at maturity, by acceleration or otherwise), but only to the extent accrued.

(c) Interest on the Loans and fees shall be computed on the basis of a 360-day year and the actual number of days elapsed.

(d) Nothing contained in this Agreement or the Notes shall be deemed to establish or require the payment of interest to the Bank at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid under this Agreement or the Notes exceeds the maximum rate permitted by governing law, the rate of interest required to be paid hereunder and under the Notes shall be automatically reduced to the maximum rate permitted by governing law and any amounts collected in excess of the permissible amount shall be deemed a prepayment of principal on the Notes.

(e) Notwithstanding any other provision of this Agreement to the contrary, upon and during the continuance of any Event of Default under this Agreement, at the option of the Bank without any required notice to the Borrower, the outstanding principal amount of each of the Loans, and to the full extent permitted by law, all interest accrued on each of the Loans, shall bear interest at the Default Rate, and such default interest shall be payable on demand.

2.6 Fees.

(a) The Borrower agrees to pay to the Bank an upfront fee, in an aggregate amount equal to $25,000.00, due and payable in full on the Closing Date.

(b) The Borrower agrees to pay to the Bank, an unused fee for each calendar quarter (or portion thereof) for the period from the date of this Agreement to the Revolving Credit Termination Date, at a per annum rate of 0.25% on the average daily aggregate Unutilized Revolving Commitment, excluding clauses (iii) and (iv) of the definition of Unutilized Revolving Commitment for purposes of this Section 2.6(b) only, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the Revolving Termination Date.

(c) The Borrower agrees to pay to the Bank a letter of credit fee for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate equal to 2.0% on the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the later of the Revolving Credit Termination Date and the date of termination of the last outstanding Letter of Credit.

(d) The Borrower agrees to pay to the Bank, such commissions, transfer fees and other fees and charges incurred in connection with the issuance and administration of each Letter of Credit as are customarily charged from time to time by the Bank for the performance of such services in connection with similar letters of credit, or as may be otherwise agreed to by the Bank, but without duplication of amounts payable under Section 2.6(c).

2.7 Termination or Reduction of Commitments; Mandatory Prepayments. The Borrower may, upon at least three (3) Business Days’ written notice to the Bank, terminate at any time, or proportionately reduce the Unutilized Revolving Commitment from time to time by an aggregate amount of at least $500,000 or any larger integral multiple of $250,000. If the Revolving Credit Commitment is terminated in its entirety, all accrued fees (as provided under Section 2.6) shall be due and payable on the effective date of such termination.

2.8 General Provisions as to Payments. All payments (including prepayments) by the Borrower on account of principal, interest and fees on the Loan shall be made in immediately available funds to the Bank at its offices as set forth in Section 9.3, prior to 2:00 p.m., Charlotte time, on the date payment is due, or at such other place as is designated in writing by the Bank.

2.9 Disbursement of Loan Proceeds. The Borrower hereby authorizes and directs the Bank to disburse, for and on behalf of the Borrower and for the Borrower’s account, the proceeds of the Loans made by the Bank pursuant to this Agreement (i) to such Person or Persons as the Borrower shall direct, whether orally or in writing, (ii) to pay the Bank any interest, fees, costs and expenses payable pursuant to Section 9.1 hereof, and (iii) to the Borrower’s depository accounts with the Bank in an amount equal to the sum necessary to cover checks or other items of payment drawn by the Borrower upon such accounts and presented for payment.

2.10 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower solely for general and corporate purposes, including funding of Borrower-owned stores.

2.11 Taxes.

(a) All payments of principal, interest and fees and all other amounts to be made by the Credit Parties to a Recipient, pursuant to this Agreement, with respect to the Loans or fees relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at any time hereafter imposed on or measured by any Governmental Authority or by any taxing authority thereof, or therein, excluding: (i)(A) taxes imposed on or measured by the Recipient’s net income, (B) franchise taxes imposed on the Recipient by the jurisdiction under the laws of which the Recipient is organized or any political subdivision thereof, (C) taxes imposed on the Recipient’s income, and franchise taxes imposed on it, by the jurisdiction of the Recipient’s Lending Office or any political subdivision thereof, and (D) Other Connection Taxes; (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Recipient with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (A) such Recipient acquires such interest in the Loan) or (B) such Recipient changes its lending office, except in each case to the extent that, pursuant to this Section 2.11, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its Lending Office; (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.11(b); and (iv) any U.S. federal withholding Taxes imposed under FATCA (such taxes described in clauses (i)-(iv), “Excluded Taxes”). In the event that the Borrower is required by applicable law to make any such withholding or deduction of taxes with respect to the Loans or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to the Bank all receipts and other additional amounts as may be necessary in order that the amount received by the Bank after the required withholding or other payment shall equal the amount the Bank would have received had no such withholding or other payment been made.

(b) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made with respect to any Loan shall deliver to the Borrower, at the time or times reasonably requested by the Borrower such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11 (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in a Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Bank (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Bank), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(c) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (c) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (c), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (c) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(d) Each party’s obligations under this Section 2.11 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.12 Increased Cost and Reduced Return.

(a) If the Bank shall have determined that after the date hereof, any Change of Law, or any change in the interpretation or administration thereof, or compliance by the Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) by any Governmental Authority, has or would have the effect of reducing the rate of return on the Bank’s capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within fifteen (15) days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. Notwithstanding anything to the contrary herein, this provision shall not apply to a Change of Law, or any change in the interpretation or administration thereof with respect to Taxes that (i) are subject to indemnification by the Credit Parties pursuant to Section 2.12 or (ii) are Excluded Taxes.

(b) The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. A certificate of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

(c) The provisions of this Section 2.12 shall be applicable with respect to any participant, assignee or other transferee, and any calculations required by such provisions shall be made based upon the circumstances of such participant, assignee or other transferee.

ARTICLE III

CLOSING; CONDITIONS OF CLOSING AND BORROWING

3.1 Conditions of Initial Loans and Advances. The obligation of the Bank to make Loans in connection with the initial Borrowing hereunder or issue any Letter of Credit hereunder on the Closing Date, is subject to the satisfaction of the following conditions precedent:

(a) Credit Documents. The Bank shall have received the following, each dated as of the Closing Date (unless otherwise specified) and in such number of copies as the Bank shall have requested:

(i) from each of the parties hereto, a duly executed counterpart of this Agreement signed by such party;

(ii) a Revolving Note, duly executed by the Borrower for the account of the Bank;

(iii) the Guaranty, duly executed by the Parent and each Subsidiary of the Borrower, in form and substance reasonably satisfactory to the Bank;

(iv) the Security Agreement, duly completed and executed by the Parent and each of its Subsidiaries, in form and substance satisfactory to the Bank;

(v) the Pledge Agreement, duly completed and executed by the Parent and each Subsidiary that owns Capital Stock of another Subsidiary, together with any certificates evidencing the Capital Stock being pledged thereunder as of the Closing Date and undated assignments separate from certificate for any such certificate, duly executed in blank, each in form and substance satisfactory to the Bank; and

(vi) an opinion of counsel to the Parent and its Subsidiaries Borrower dated as of the Closing Date and addressed to the Bank, in form and substance reasonably satisfactory to the Bank.

(b) Closing Certificate. The Bank shall have received a certificate, signed by the president, the chief executive officer or the chief financial officer of each of the Parent and the Borrower, dated as of the Closing Date and in form and substance reasonably satisfactory to the Bank, certifying that (i) all representations and warranties of the Parent and its Subsidiaries contained in this Agreement and the other Credit Documents are true and correct in all material respects (except for such representations and warranties that are qualified as to materiality, which shall be true and correct in all respects), in each case on and as of the Closing Date both immediately before and after giving effect to the making of the initial Loans and the application of the proceeds thereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date), (ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the making of the initial Loans and the application of the proceeds thereof, (iii) both immediately before and after giving effect to the making of the initial Loans and the application of the proceeds thereof, no Material Adverse Effect has occurred since December 31, 2010, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect, and (iv) all conditions to the initial extensions of credit hereunder set forth in this Section 3.1 and in Section 3.2 have been satisfied or waived as required hereunder.

(c) Secretary’s Certificate. The Bank shall have received a certificate of the secretary or an assistant secretary of each of the Parent and each of its Subsidiaries as of the Closing Date, dated as of the Closing Date and in form and substance reasonably satisfactory to the Bank, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such party, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws, operating agreement or similar governing document of such party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such party, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and (iv) as to the incumbency and genuineness of the signature of each officer of such party executing this Agreement or any of such other Credit Documents, and attaching all such copies of the documents described above.

(d) Good Standings. The Bank shall have received a certificate as of a recent date of the good standing of each of the Parent and each of its Subsidiaries as of the Closing Date, under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.

(e) Solvency Certificate. The Bank shall have received a certificate of the president or chief financial officer of the President, dated as of the Closing Date and in form and substance reasonably satisfactory to the Bank, certifying that the Parent and each of its Subsidiaries is Solvent.

(f) Projections. The Bank shall have received a copy of the projected consolidated balance sheets and statements of income and cash flows of the Parent and its Subsidiaries, on a quarterly basis for the fiscal year ending December 31, 2012 (the “Projections”).

(g) Consents; Approvals. All approvals, permits and consents of any Governmental Authorities or other Persons required in connection with the execution and delivery of this Agreement or the other Credit Documents shall have been obtained, without the imposition of conditions that are not acceptable to the Bank, and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Bank shall have received such copies thereof as it shall have reasonably requested.

(h) Lien Searches. The Bank shall have received certified reports from an independent search service satisfactory to it listing any judgment or tax lien filing or Uniform Commercial Code financing statement that names the Parent or the Borrower as debtor in any of the jurisdictions listed beneath its name on Schedule I to the Security Agreement, and the results thereof shall be reasonably satisfactory to the Bank.

(i) Recording and Filing. The Bank shall have received evidence that the UCC financing statements naming the Parent and the Borrower as debtor and the Bank as secured party and describing the collateral encumbered by the Security Documents have been duly filed in each jurisdiction necessary to perfect the Liens created by the Security Documents and that all other filings and action required by the Bank to provide the Bank with a perfected, first priority security interest in the collateral described in the

Security Documents have occurred, or, in any case, arrangements satisfactory to the Bank for the completion thereof shall have been made.

(j) Insurance. The Bank shall have received certificates of insurance evidencing the insurance coverages described on Schedule 4.16 and all other or additional coverages required under the Security Documents and naming the Bank as loss payee or additional insured, as its interests may appear.

(k) No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court or other Governmental Authority to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or that is related to or arises from, the making of the Loans.

(l) Fees; Expenses. The Borrower shall have paid (i) to the Bank, the fees required to be paid to them on the Closing Date, and (ii) all other fees and reasonable expenses required hereunder or under any other Credit Document to be paid on or prior to the Closing Date (including reasonable fees and expenses of counsel) in connection with this Agreement and the other Credit Documents.

(m) No Material Adverse Change. Since December 31, 2010, both immediately before and after giving effect to the consummation of this Agreement, there shall not have occurred (i) a Material Adverse Effect or (ii) any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect.

(n) Other Documents. The Bank shall have received such other documents, certificates, opinions, instruments and other evidence as the Bank may reasonably request, all in form and substance satisfactory to the Bank and its counsel.

3.2 Conditions to all Loans and Advances. The obligation of the Bank to make any Loan hereunder (including any Loans made on or after the Closing Date) or to issue any Letter of Credit, is subject to the continued validity of all Credit Documents and the satisfaction of the following conditions:

(a) The Bank shall have received (i) with respect to any Loan (other than a Loan deemed made pursuant to Section 2.4(c)), a notice of borrowing (each a “Notice of Borrowing”), in the form of Exhibit C, specifying (A) the aggregate principal amount of the requested Loans to be made pursuant to such Borrowing, and (B) the requested date of such Borrowing, which shall be a Business Day, or (ii) with respect to any Letter of Credit, a Letter of Credit Notice. Each such Notice of Borrowing or Letter of Credit Notice, as applicable, shall be irrevocable.

(b) Each of the representations and warranties made by the Parent and its Subsidiaries in Article IV shall be true and correct in all material respects (except for such representations and warranties that are qualified as to materiality, which shall be true and correct in all respects), in each case on and as of such date with the same effect as if made on and as of such date (except to the extent any such representation or warranty related to a specific date, in which case such representation or warranty shall be true and correct as of such date).

(c) No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the portion of the Loan to be made on such date or the issuance of such Letter of Credit on such date.

Each giving of a Notice of Borrower or Letter of Credit Notice hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such giving and the date of such Borrower or issuance of Letter of Credit, as to the truth and accuracy of the facts specified in paragraphs (b) and (c) of this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of the Parent and the Borrower represents and warrants to the Bank as follows:

4.1 Corporate Organization and Power. Each Credit Party (a) is a corporation or a limited liability company duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be; (b) is duly qualified or licensed to do business and is in good standing in every other jurisdiction where the nature of its business or its properties makes such qualification or licensing necessary (except where the failure to be so qualified or licensed would not have a Material Adverse Effect); (c) has full corporate or limited liability company power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (d) has all governmental licenses, permits, franchises, certificates, inspections, authorizations, consents and approvals required to carry on its business as it is now being conducted (except where the failure to maintain the same could not reasonably be expected to have a Material Adverse Effect).

4.2 Corporate Authority: No Conflict With Other Instruments or Law. The execution, delivery and performance of this Agreement and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby (a) are within the corporate or limited liability company power and authority of each Credit Party that is a party thereto, (b) have been duly authorized by all necessary corporate or limited liability company action on the part of each Credit Party that is a party thereto, (c) do not and will not conflict with, contravene or violate any provision of, or result in a breach of or default under, or require the waiver (not already obtained) of any provision of or the consent (not already given) of any Person under the terms of any Credit Party’s articles or certificate of incorporation or formation, its bylaws or operating agreement, or other applicable formation or organizational documents, (d) do not and will not conflict with, contravene or violate any provision of, or result in a breach of or default under, or require the waiver (not already obtained) of any provision of or the consent (not already given) of any Person under the terms of any indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which a Credit Party is a party or by which it is bound or to which any of its properties are subject, in each case where such conflict, contravention, violation, breach, default or waiver, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (e) will not violate, conflict with, give rise to any liability under, or constitute a default under any Requirement of Law, and (f) will not result in the creation or imposition of any Indebtedness not permitted hereunder or tax or any Lien that is not a Permitted Lien of any nature upon, or with respect to, each Credit Party or any of its properties, or the acceleration of any Indebtedness.

4.3 Due Execution and Delivery. This Agreement and the other Credit Documents to which each Credit Party is a party have been duly executed and delivered to the Bank by an officer of such Credit Party who has been duly authorized to perform such acts.

4.4 Enforceability. This Agreement and the other Credit Documents to which each Credit Party is a party constitute the legal, valid and binding obligations of each such Credit Party, enforceable against each such Credit Party in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, statutes or rules of general application affecting the enforcement of creditor’s rights or general principles of equity.

4.5 Governmental Approval. The execution, delivery and performance of this Agreement and the other Credit Documents to which each Credit Party is a party and the transactions contemplated hereby and thereby do not require any authorization, exemption, consent or approval of, notice to, or declaration or filing with, any Governmental Authority other than (i) those obtained on or before the Closing Date and (ii) the filing of Uniform Commercial Code financing statements and other instruments and actions necessary to perfect the Liens created by the Security Documents.

4.6 Margin Stock. No Credit Party is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System). The execution, delivery and performance of this Agreement and the use of the proceeds of the Loan or any extension of credit hereunder, do not and will not constitute a violation of such Regulations.

4.7 Investment Company. No Credit Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.8 Taxes. No Credit Party is delinquent in the payment of any federal, state or other material taxes that have been levied or assessed by any Governmental Authority against it or its assets unless such tax is being contested in good faith by proper proceedings and adequate reserves have been established in accordance with GAAP and maintained with respect thereto. Each Credit Party has timely filed all federal state and other material tax returns that are required by law to be filed, and has paid all taxes shown on said returns to be payable by such Credit Party and all other assessments or fees levied upon it or upon its properties to the extent that such taxes, assessments or fees have become due, and if not due, such taxes have been adequately provided for and sufficient reserves therefor established in accordance with GAAP on its books of account. As of the Closing Date, there is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of any of the Credit Parties, and there is no material unresolved claim by any Governmental Authority concerning the tax liability of any Credit Party for any period for which tax returns have been or were required to have been filed, other than unsecured claims for which adequate reserves have been established in accordance with GAAP.

4.9 Litigation. There is no judgment, injunction or similar order or decree which, and no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against or affecting a Credit Party, before any court, commission, panel, board, bureau, arbitrator or any Governmental Authority which (in any one case or in the aggregate, if determined adversely to the interests of such Credit Party), (a) is reasonably likely to have a Material Adverse Effect, or (b) affects the validity or enforceability of this Agreement or any of the other Credit Documents.

4.10 Financial Statements.

(a) The Borrower has delivered to the Bank (a) the audited consolidated balance sheets of the Parent and its Subsidiaries as of December 31, 2010, 2009 and 2008, in each case with the related statements of income, cash flows and stockholders’ equity for the fiscal years then ended, together with the opinion of an independent certified public accounting firm thereon, and (ii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries as of September 30, 2011, and the related statements of income, cash flows and stockholders’ equity for the nine-month period then ended. Such financial statements contain no material misstatement or omission and fairly present in all material respects the financial position, assets and liabilities of the Borrower and each of its Subsidiaries for the respective periods then ended.

(b) In the good faith opinion of management of the Parent, the assumptions used in the preparation of the Projections were fair, complete and reasonable in all material respects when made and continue to be fair, complete and reasonable in all material respects as of the date hereof. The Projections have been prepared in good faith by the executive and financial personnel of the Parent and its Subsidiaries, are complete in all material respects and represent a reasonable estimate of the future performance and financial condition of the Parent and its Subsidiaries on a consolidated basis, subject to the uncertainties and approximations inherent in any projections.

(c) Each of the Parent and its Subsidiaries is Solvent.

4.11 No Material Adverse Change. Since December 31, 2010, (a) there has been no Material Adverse Change, nor to the knowledge of the Borrower, is any Material Adverse Change threatened or reasonably likely to occur, and (b) neither the Parent nor any of its Subsidiaries has incurred any obligation or liability that would be reasonably likely to have a Material Adverse Effect.

4.12 Compliance with Laws. Each Credit Party has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.13 Environmental Compliance. Except as set forth on Schedule 4.13 and except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect,

(a) With respect to any real property owned, leased or operated by any Credit Party other than retail store locations, and, with respect to any such retail store locations only, to the knowledge of any Credit Party;

(i) no Hazardous Material is or has been generated, used, released, treated, disposed of or stored, or otherwise located, in, on or under any such property or any portion thereof, and no part of any such property (whether owned, leased or located now or in the past), including without limitation the soil and groundwater located thereon and thereunder, has been contaminated by any Hazardous Material; (ii) no improvements on any such property contain any asbestos or substances containing asbestos; and (iii) none of such property has been the subject of an environmental audit or assessment, or remedial action;

(ii) None of such property (whether owned, leased or located now or in the past) has, pursuant to any Environmental Law, been placed on the “National Priorities List” or “CERCLIS List” (or any similar federal, state or local list) of sites subject to possible environmental problems;

(iii) There are no underground storage tanks situated on any such property and, to the best of the knowledge of the Borrower, no underground storage tanks have ever been situated on any such property; and

(iv) and no such property has ever been the site of a violation of any Environmental Law;

(b) All activities and operations of each Credit Party meet all requirements of all applicable Environmental Laws and no Credit Party has violated any Environmental Law in the past;

(c) No Credit Party has sent a Hazardous Material to a site which, pursuant to any Environmental Law, (i) has been placed on the “National Priorities List” or “CERCLIS List” (or any similar federal, state or local list) of sites subject to possible environmental problems, or (ii) is subject to, or the source of, a claim, an administrative order or other request to take “response,” “removal,” “corrective” or “remedial” action, as defined in any Environmental Law, or to pay for or contribute to the costs of cleaning up the site;

(d) No Credit Party is involved in any suit or proceeding and has not received any notice from any Governmental Authority or other third party with respect to a release or threat of release of any Hazardous Material, or violation or alleged violation of any Environmental Law, and has not received notice of any claim from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Material; and

(e) Each Credit Party has timely filed all reports required to be filed, has acquired all necessary certificates, approvals and permits, and has generated and maintained all required data, documentation and records required under all Environmental Laws.

4.14 Ownership of Properties. Each Credit Party (i) has good and marketable title to all real property owned by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, and (iii) has good title to all of its other material properties and assets reflected in the financial statements referred to in Section 4.10 (except as sold or otherwise disposed of since the date thereof in the ordinary course of business, sales of assets as are permitted hereunder and for minor defects in title that do not interfere with any Credit Party’s ability to conduct its business as currently conducted or to utilize such assets for their intended purposes), in each case free and clear of all Liens other than Permitted Liens. Schedule 4.14 lists, as of the Closing Date, all Realty of each Credit Party, indicating in each case the identity of the owner, the address of the property, the nature of use of the premises, and whether such interest is a leasehold or fee ownership interest.

4.15 Intellectual Property. Each Credit Party owns, or has the legal right to use, all Intellectual Property necessary for it to conduct its business as currently conducted. Schedule 4.15 lists, as of the Closing Date, all registered Intellectual Property owned by any Credit Party. No claim has been asserted or is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and to the knowledge of the Borrower, the use of such Intellectual Property by does not infringe on the known rights of any Person, except for such claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.16 Insurance. Schedule 4.16 sets forth, as of the Closing Date, an accurate and complete list of all policies of property and casualty, liability (including, but not limited to, product liability), business interruption, workers’ compensation, keyman life insurance, and other forms of insurance owned or held by any Credit Party or pursuant to which any of their respective assets are insured. The assets, properties and business of each Credit Party are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

4.17 ERISA.

(a) The Parent and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan. The Parent and each member of the Controlled Group are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

(b) Neither the Parent nor any member of the Controlled Group has incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA, and no such liability is expected to be incurred.

(c) Neither the Parent nor any member of the Controlled Group has participated in a prohibited transaction, as defined in Section 406 of ERISA or Section 4975(c) of the Code, which could subject either the Parent or a member of the Controlled Group to any material civil penalty under ERISA or material tax under the Code.

4.18 Labor Relations. No Credit Party is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended. As of the Closing Date, there is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of the Borrower, threatened, against the any Credit Party, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of the Borrower, threatened, against any Credit Party, and (iii) to the knowledge of the Borrower, no petition for certification or union election or union organizing activities taking place with respect to any Credit Party. As of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of any Credit Party.

4.19 No Default. No Default or Event of Default under this Agreement has occurred and is continuing.

4.20 Subsidiaries. Schedule 4.20 sets forth, as of the Closing Date (i) all of the Subsidiaries of the Parent and (ii) as to each such Subsidiary, the number of shares of each class of Capital Stock outstanding. All outstanding shares of Capital Stock of each of the Subsidiaries of the Parent are duly and validly issued, fully paid and nonassessable. Except for the shares of Capital Stock and the other equity arrangements expressly indicated on Schedule 4.20, as of the Closing Date there are no shares of Capital Stock, warrants, rights, options or other equity securities, or other Capital Stock of any Subsidiary of the Parent outstanding or reserved for any purpose.

4.21 First Priority Liens. Except for Permitted Liens, this Agreement, together with the Security Documents, will create valid, perfected, first-priority security interests in the collateral described in the Security Documents, in each case enforceable against each Credit Party that is a party thereto, and securing the payment of all obligations purported to be secured thereby.

4.22 Full Disclosure. All information, taken as a whole, heretofore furnished to the Bank by the Credit Parties for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished to the Bank by the Credit Parties will be, true, accurate and complete in all material respects or based on reasonable estimates on the date as of which such information is stated or certified. Each Credit Party has disclosed to the Bank in writing any and all facts which materially and adversely affect or may affect (to the extent such Credit Party can now reasonably foresee), the business, operations or condition, financial or otherwise, of the Parent or any of its Subsidiaries, or the ability of the Credit Parties to perform its obligations under this Agreement or any of the other Credit Documents.

4.23 OFAC; Anti-Terrorism Laws.

(a) Neither the Parent nor any Affiliate of the Parent (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries, or (iii) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(b) The Parent and its Subsidiaries are in compliance in all material respects with the PATRIOT Act. No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V

AFFIRMATIVE COVENANTS

Until payment in full of all Obligations of the Borrower to the Bank, and the termination of the Revolving Credit Commitment, each of the Parent and the Borrower covenants and agrees that it will, and will cause its Subsidiaries to:

5.1 Financial and Business Information. Deliver to the Bank:

(a) Within forty-five (45) days after the close of each of the first three fiscal quarters of each fiscal year of the Parent (or, if earlier, within three (3) days after the Parent files its Quarterly Report on Form 10-Q for with the Securities and Exchange Commission for such fiscal quarter), a consolidated balance sheet of the Parent and its Subsidiaries as of the close of such fiscal quarter and consolidated statements of income and cash flows for the Parent and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, including the notes to each, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding fiscal year, all prepared in accordance with GAAP applied on a basis consistent with that of the preceding period or containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the period, subject only to audit and year-end adjustments, and certified by the Parent’s president or chief financial officer to be true and accurate;

(b) Within one hundred twenty (120) days after the close of the fiscal year of the Parent (or, if earlier, within three (3) days after the Parent files its annual Report on 10-K with the Securities and Exchange Commission for such fiscal year), an audited consolidated balance sheet of the Parent and its Subsidiaries as of the close of such fiscal year and audited consolidated statements of income and cash flows for the Parent and its Subsidiaries for the fiscal year then ended, including the notes to each, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared by an independent certified public accountant reasonably acceptable to the Bank, in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountant containing an opinion that is not qualified with respect to scope limitations imposed by the Parent or its Subsidiaries or with respect to accounting principles followed by the Parent or its Subsidiaries not in accordance with GAAP;

(c) Concurrently with the delivery of the financial statements described in subsection (b) above, a certificate addressed to the Bank from the independent certified public accountant that in making its audit of the financial statements of the Parent and its Subsidiaries, it obtained no knowledge of the occurrence or existence of any Default or Event of Default under this Agreement, or specifying the nature and period of existence of any such Default or Event of Default; provided, however, that such accountant shall not be liable to anyone by reason of its failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards;

(d) Concurrently with the delivery of the financial statements described in subsections (a) and (b) above, a Compliance Certificate with respect to the period covered by the financial statements being delivered thereunder, executed by the president or chief financial officer of the Parent, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Article VI as of the last day of the period covered by such financial statements;

(e) As soon as available and in any event 30 days prior to the commencement of each fiscal year, beginning with the 2013 fiscal year, projections for the Parent and its Subsidiaries for such fiscal year (prepared on a quarterly basis), consisting of a consolidated balance sheet and consolidated statements of income and cash flows;

(f) Promptly upon obtaining knowledge thereof, provide notice of any Material Adverse Change;

(g) Promptly upon the sending, filing or receipt thereof, copies of (i) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that any Credit Party shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, and (ii) all press releases and other statements made available generally by any Credit Party to the public concerning material developments in the business of the Credit Parties; and

(h) Within a reasonable time, upon the Bank’s request, such other information about the property, financial condition and operations of the Parent and its Subsidiaries as the Bank may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.1(a), 5.1(b), 5.1(d) or 5.1(f) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which the Borrower provides notice to the Bank that such information has been posted on the Borrower’s website on the Internet at http://www.jambajuice.com or at another website identified in such notice and accessible by the Bank without charge.

5.2 Notice of Certain Events. Promptly give notice in writing to the Bank of:

(a) All litigation in which any Credit Party is a defendant and the amount of claims pending or threatened is (i) $1,000,000 or more with respect to any single claim, or (ii) $2,000,000 in the aggregate for all such claims;

(b) If and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such Reportable Event; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives notice from the PBGC under Title IV of

ERISA of an intent to terminate or appoint a trustee to administer any Plan, and provide the Bank with a copy of such notice;

(c) Any casualty loss resulting from a single event or series of related events with respect to any collateral described in any Security Document with an aggregate value in excess of $500,000;

(d) Promptly upon obtaining knowledge thereof, any other matter or event that has, or could reasonably be expected to have, a Material Adverse Effect, together with a written statement of an officer of the Borrower setting forth the nature and period of existence thereof and the action that the affected Credit Parties have taken and propose to take with respect thereto;

(e) Promptly, in the event that James White shall cease to serve as the chief executive officer of the Parent or Karen Luey shall fail cease to serve as the chief financial officer of the Parent; and

(f) Any Default or Event of Default.

5.3 Existence; Franchises; Maintenance of Properties. (a) Maintain and preserve in full force and effect its legal existence, its good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and its qualification to do business in every other jurisdiction where the nature of its business or its properties makes such qualification necessary (except where the failure to be so qualified or licensed would not have a Material Adverse Effect), (b) obtain, maintain and preserve in full force and effect its Intellectual Property and all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) keep all material properties in good working order and condition (normal wear and tear and damage by casualty excepted) except in each case where the failure to do so will not impair the value of any material portion of the properties and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of the Borrower, are no longer useful or desirable in the conduct of the business.

5.4 Compliance with Law. Comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

5.5 Payment of Obligations. (a) Pay, discharge or otherwise satisfy at or before maturity all liabilities and obligations as and when due (subject to any applicable subordination, grace and notice provisions), except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) pay and discharge all federal, state and other material taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, would become a Lien (other than a Permitted Lien) upon any of the properties of the Parent or any of its Subsidiaries; provided, however, that the Parent and its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which such party is maintaining adequate reserves with respect thereto in accordance with GAAP.

5.6 Maintenance of Books and Records; Inspection. Maintain adequate books, accounts and records, and prepare all financial statements required under this Agreement in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it. Each Credit Party shall permit any employee or representative of the Bank to visit and inspect any of its properties, to examine and audit its books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers and, upon prior notice to such Credit Party, its independent public accountants (and by this provision the Parent and the Borrower each authorizes said accountants to discuss its finances and affairs with the Bank and to provide the Bank with access to such accountants’ work papers) , all upon reasonable notice during business hours and at reasonable intervals; provided, that such visits and inspections shall be limited to one visit and inspection per fiscal year unless an Event of Default has occurred and is continuing (in which case no such restrictions shall apply).

5.7 Maintenance of Insurance.

(a) Maintain and pay for insurance upon the Parent and its Subsidiaries and their respective property, wherever located, covering casualty, hazard, public liability, product liability, business interruption, boiler, fidelity and such other risks, casualties and contingencies as is customary in the business in which the Parent and its Subsidiaries is engaged, all in such amounts and with such insurance companies as shall be reasonably satisfactory to the Bank; provided that in any event, such insurance shall insure against all risks and liabilities of the type insured against as of the Closing Date and shall have insured amounts no less than, and deductibles not materially higher than, those amounts provided for as of the Closing Date.

(b) Upon request of the Bank, furnish to the Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by Parent and each of its Subsidiaries. The Borrower shall cause each issuer of an insurance policy to provide the Bank, unless otherwise consented to by the Bank, with an endorsement (i) showing the Bank as a loss payee with respect to each policy of property or casualty insurance and naming the Bank as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to the Bank prior to any cancellation of, or reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Bank.

(c) Unless the Borrower provides the Bank with evidence of the continuing insurance coverage required by this Agreement following request therefor, the Bank may purchase insurance at the Borrower’s expense to protect the Bank’s interests in the collateral described in the Security Documents. This insurance may, but need not, protect the Parent’s and each Subsidiary’s interests. If the Bank purchases insurance as set forth above, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the Obligations owing hereunder.

(d) In the event of casualty loss with respect to any collateral, Bank, as mortgagee, loss payee or additional insured, as appropriate to the policy, may make proof of loss if not made promptly by the Parent or appropriate Subsidiary, and each insurance company concerned shall hereby be authorized and directed to make payment for such loss directly to the Bank instead of to the Parent (or applicable Subsidiary) and the Bank jointly. Any such proceeds must be applied to either (i) the payment of the Obligations, or (ii) the repair, replacement and/or restoration of the collateral.

5.8 Environmental Laws.

(a) Comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings or to the extent the failure to conduct or complete any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

5.9 Compliance with ERISA.

(a) Cause each member of the Controlled Group to, comply in all material respects with ERISA and the Code and the regulations and requirements of the PBGC, except where the necessity of such compliance is being contested in good faith through appropriate proceedings.

(b) Cause each member of the Controlled Group to make timely payment of contributions required to meet the minimum funding standards set forth in ERISA and the Code with respect to any Plan, and will not take any action or fail to take action the result of which action or inaction could be a material liability for the Parent or a member of the Controlled Group to the PBGC or a Multiemployer Plan. Neither the Parent nor a member of the Controlled Group will participate in a prohibited transaction, as defined in Section 406 of ERISA or Section 4975(c) of the Code, which could subject either the Parent or a member of the Controlled Group to any material civil penalty under ERISA or material tax under the Code.

5.10 Name Change. Notify the Bank at least thirty (30) days prior to the effective date of any change of its name, and prior to such effective date the Parent (or the applicable Subsidiary) shall have executed any documents necessary to maintain and continue the perfected security interests of the Bank in all of its collateral and shall have taken such other actions and executed such documents as the Bank shall reasonably require.

5.11 Creation of Subsidiaries. Concurrently with the creation of new Wholly Owned Subsidiaries (and in any event within ten (10) Business Days after the creation thereof), cause the following actions to be taken:

(a) Subject to Section 5.11(d) below, each such new Subsidiary shall execute and deliver to the Bank (i) a joinder to the Guaranty, pursuant to which such new Subsidiary shall become a Subsidiary Guarantor thereunder and shall guarantee the payment in full of the Obligations of the Borrower under this Agreement and the other Credit Documents, (ii) a joinder to the Security Agreement, pursuant to which such new Subsidiary shall become a party thereto and shall grant to the Bank a first priority Lien upon and security interest in its accounts receivable, inventory, equipment, general intangibles and other personal property as collateral for its obligations under the Guaranty, subject only to Permitted Liens, and (iii) if requested by the Bank, mortgages with respect to any owned or leased interests of such new Subsidiary in real property;

(b) The Parent (or, subject to Section 5.11(d) below, the appropriate Subsidiary of the Parent) will execute and deliver to the Bank an amendment or supplement to the Pledge Agreement pursuant to which all of the Capital Stock of such new Subsidiary owned by the such Person shall be pledged to the Bank, together with the certificates evidencing such Capital Stock and undated stock powers duly executed in blank; and

(c) The Borrower will deliver to the Bank a certificate of the secretary or an assistant secretary of such Subsidiary, in form and substance reasonably satisfactory to the Bank, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such Subsidiary, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws, operating agreement or similar governing document of such Subsidiary, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Subsidiary, authorizing the execution, delivery and performance of the Credit Documents to which it is a party, and (iv) as to the incumbency and genuineness of the signature of each officer of such Subsidiary executing such Credit Documents, and attaching all such copies of the documents described above.

(d) Notwithstanding anything to the contrary herein, no Foreign Subsidiary shall be a Subsidiary Guarantor and the stock of a Foreign Subsidiary shall not be pledged except with respect to the stock of a First Tier Foreign Subsidiary for which no more than 65% of its voting stock can be pledged.

5.12 OFAC, PATRIOT Act Compliance. (a) Refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (b) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Bank in order to assist the Bank in maintaining compliance with the PATRIOT Act.

5.13 Further Assurances. Make, execute, endorse, acknowledge and deliver to the Bank any amendments, restatements, modifications or supplements hereto and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Bank to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Bank under this Agreement and the other Credit Documents.

5.14 Banking Relationship. Maintain its primary treasury and depository banking relationship with the Bank during the period for which any Loans or the Commitment is outstanding, including without limitation, maintaining its primary depository accounts and cash management services with the Bank.

5.15 Post-Closing Obligations. The Borrower will use commercially reasonable efforts to deliver to the bank following the Closing Date the consent of the lessor under the CW Onset Lease to the assignment of the CW Onset Lease by the Parent to the Borrower.

ARTICLE VI

FINANCIAL COVENANTS

Until payment in full of all Obligations of the Borrower to the Bank and the termination of the Revolving Credit Commitment, each of the Parent and the Borrower covenants and agrees that it will not:

6.1 Consolidated EBITDA. Permit Consolidated EBITDA for the period of four fiscal quarters ending as of the last day of any fiscal quarter, beginning with the fiscal quarter ending December 31, 2011, to be less than $5,000,000.

6.2 Capital Expenditures. Permit Capital Expenditures (a) for the fiscal year ending December 31, 2011 to be greater than $11,000,000, and (b) for the fiscal year ending December 31, 2012 (or any partial period thereof) to be greater than $6,000,000.

6.3 Minimum Unencumbered Liquidity. Permit, at any time, Unencumbered Liquidity to be less than $12,500,000.

ARTICLE VII

NEGATIVE COVENANTS

Until payment in full of all Obligations of the Borrower to the Bank and the termination of the Revolving Credit Commitment, each of the Parent and the Borrower covenants and agrees that it will not, and will not permit its Subsidiaries to, without the express prior written approval of the Bank:

7.1 Mergers; Consolidations. Merge or consolidate with or into any other Person, liquidate, wind up or dissolve; provided, however, that any Wholly Owned Subsidiary of the Borrower may merge or consolidate with, or be liquidated into, (i) the Borrower (so long as the Borrower is the surviving or continuing entity) or (ii) any other Wholly Owned Subsidiary (so long as the surviving or continuing entity is a Subsidiary Guarantor), and in each case so long as no Default or Event of Default has occurred and is continuing or would result therefrom.

7.2 Indebtedness. Directly or indirectly issue, assume, create, incur or suffer to exist any Indebtedness except for:

(i) Indebtedness of the Parent and its Subsidiaries in favor of the Bank incurred under this Agreement and the other Credit Documents;

(ii) Indebtedness of the Borrower under Hedge Agreements entered into with the Bank in connection with this Agreement or in the ordinary course of business to manage existing or anticipated interest rate or foreign currency risks and not for speculative purposes;

(iii) purchase money Indebtedness of the Borrower and its Subsidiaries incurred solely to finance the acquisition, construction or improvement of any equipment, real property or other fixed assets, including Indebtedness in respect of Capital Lease Obligations, provided that all such Indebtedness does not exceed $250,000 in aggregate principal amount outstanding at any time;

(iv) Indebtedness existing on the Closing Date and described in Schedule 7.2 and any renewals, replacements, refinancings or extensions of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier final maturity date or decreased weighted average life thereof;

(v) unsecured loans and advances (A) by the Parent, the Borrower or any Subsidiary to any Subsidiary Guarantor, (B) by any Subsidiary to the Parent, or (C) by the Parent or any Subsidiary Guarantor to the Borrower; provided in each case that any such loan or advance is subordinated in right and time of payment to the Obligations and is evidenced by a promissory note, in form and substance reasonably satisfactory to the Bank and pledged to the Bank pursuant to the Security Documents;

(vi) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(vii) Indebtedness in respect of bid, performance, appeal or surety bonds issued for the account of any Credit Party in the ordinary course of business, and surety and other obligations incurred in the ordinary course of business in connection with workers’ compensation, social security, unemployment insurance and other social security legislation;

(viii) the Talbott Teas Earnout;

(ix) Indebtedness in respect of netting services or overdraft protection or in connection with deposit accounts or securities accounts maintained with financial institutions or from any arrangement relating to the provision of treasury, depositary or cash management services or automated clearinghouse transfer of funds, in each case incurred in the ordinary course of business.

7.3 Liens and Encumbrances. Create, assume or suffer to exist any Lien in or on any of its property, real or personal, whether now owned or hereafter acquired, except for (collectively, the “Permitted Liens”):

(i) Liens in favor of the Bank created by or otherwise existing under or in connection with this Agreement and the other Credit Documents;

(ii) Liens in existence on the Closing Date and set forth on Schedule 7.3, and any extensions, renewals or replacements thereof; provided that any such extension, renewal or replacement Lien shall be limited to all or a part of the property that secured the Lien so extended, renewed or replaced (plus any improvements on such property) and shall secure only those obligations that it secures on the date hereof (and any renewals, replacements, refinancings or extensions of such obligations that do not increase the outstanding principal amount thereof);

(iii) Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(iv) Liens (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section 8.1(n)) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business;

(v) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(vi) Liens of judgments, execution, attachment or similar process which will not result or have not yet resulted in the occurrence of an Event of Default as set forth in Sections 8.1(k) or (l) hereof;

(vii) Liens with respect to any Realty occupied by the Parent or any of its Subsidiaries, all easements, covenants, rights of way, reservations, licenses, encroachments, building codes, land use laws, variations and similar restrictions, charges and encumbrances on title that do not secure monetary obligations and do not materially impair the use of such property for its intended purposes or the value thereof;

(viii) Liens securing the purchase money Indebtedness permitted under Section 7.2(iii); provided that (x) any such Lien shall attach to the property being acquired, constructed or improved with such Indebtedness concurrently with or within 90 days after the acquisition (or completion of construction or improvement) or the refinancing thereof by the Borrower or such Subsidiary, (y) the amount of the Indebtedness secured by such Lien shall not exceed 100% of the cost to the Borrower or such Subsidiary of acquiring, constructing or improving the property and any other assets then being financed solely by the same financing source, and (z) any such Lien shall not encumber any other property of the Borrower or any of its Subsidiaries except assets then being financed solely by the same financing source;

(ix) any interest or title of a lessor under any operating lease;

(x) any Liens or title of a licensor or sublicensor with respect to any Intellectual Property leased by any Credit Party as licensee or sublicensee under any license or sublicense agreement entered into by any Credit Party in the ordinary course of business;

(xi) non-exclusive licenses and sublicenses granted by the Credit Parties and leases and subleases (by the Credit Parties as lessor or sublessor) to third parties in the ordinary course of business not interfering with the business of the Credit Parties;

(xii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to such assets on deposit in one or more accounts maintained by the Credit Parties, in each case arising in the ordinary course of business in favor of the depository institutions with which such accounts are maintained, securing amounts owing to such depository institutions with respect to such account arrangements;

(xiii) Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to the Credit Parties, in each case filed under an agreement that is otherwise permitted by this Agreement; and

(xiv) pledges or deposits to secure the performance of bid, trade contracts and leases, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of like nature incurred in the ordinary course of business.

7.4 Disposition of Assets. Sell, lease, transfer, convey or otherwise dispose of any of its assets or property, other than:

(i) the sale or other disposition of inventory or Cash Equivalents in the ordinary course of business, the sale or write-off of past due or impaired accounts receivable for collection purposes (but not for factoring, securitization or other financing purposes), and the termination or unwinding of Hedge Agreements permitted hereunder;

(ii) the sale, exchange or other disposition in the ordinary course of business of equipment or other capital assets that are obsolete or no longer necessary for the operations of the Parent and its Subsidiaries;

(iii) dividends permitted under Section 7.6;

(iv) the license or sublicense, or lease or sublease, of any of its property permitted under Section 7.3(xi); and

(v) abandonment or termination in the ordinary course of business of items of Intellectual Property and licenses of Intellectual Property that are not individually or in the aggregate material to the business of the Credit Parties.

7.5 Restricted Investments. Purchase, own, invest in or otherwise acquire, directly or indirectly, any stock, evidence of indebtedness, or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person (collectively, “Investments”), except for:

(i) Investments consisting of Cash Equivalents;

(ii) Investments consisting of the extension of trade credit, the creation of prepaid expenses, and the purchase of inventory, supplies, equipment and other assets, in each case by the Borrower and its Subsidiaries in the ordinary course of business;

(iii) Investments (including equity securities and debt obligations) of the Borrower and its Subsidiaries received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iv) without duplication, Investments with related Persons expressly permitted under Section 7.7 and Investments in the form of intercompany debt permitted by Section 7.2(v);

(v) Investments of the Borrower under Hedge Agreements entered into in connection with this Agreement or in the ordinary course of business to manage existing or anticipated interest rate or foreign currency risks and not for speculative purposes;

(vi) Investments existing as of the Closing Date and described in Schedule 7.5;

(vii) Investments consisting of the making of capital contributions or the purchase of Capital Stock (a) by the Parent or any Subsidiary of the Parent in the Borrower, (b) by the Parent, the Borrower and other Subsidiaries of the Parent in any Subsidiary Guarantor, and (c) by any Subsidiary in the Borrower.

(viii) Investments in connection with the creation (but not acquisition) of new Wholly Owned Subsidiaries organized under the laws of one of the United States, provided the Borrower complies with the terms of Section 5.11;

(ix) Investments consisting of prepaid expenses or lease, utility other similar deposits, in each case in the ordinary course of business; and

(x) other Investments of the Borrower and its Subsidiaries not otherwise permitted under this Section 7.5 (but excluding Investments in Subsidiaries organized under the laws of a foreign jurisdiction) in an aggregate amount not exceeding $1,000,000 at any time outstanding for all such Investments.

7.6 Restricted Payments. Directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock, or set aside funds for any of the foregoing, except that:

(i) the Parent and any of its Subsidiaries may declare and make dividend payments or other distributions payable solely in its Capital Stock, in each case to the extent not prohibited under applicable Requirements of Law;

(ii) each Wholly Owned Subsidiary of the Parent may declare and make dividend payments or other distributions to the Parent or to another Subsidiary of the Parent, in each case to the extent not prohibited under applicable Requirements of Law; and

(iii) the Parent may declare and make dividend payments and other distributions in cash in respect of its Series B Convertible Preferred Stock issued and outstanding as of the date hereof, in each case in accordance with the terms of Section 2 of the Series B Certificate of Designation as in effect on the date hereof, or as amended in accordance with the terms hereof.

7.7 Transactions With Related Persons. Except as otherwise permitted by Sections 7.2, 7.5 and 7.6, directly or indirectly make any loan or advance to, or purchase, assume or guarantee any indebtedness to or from, any of its officers, directors, stockholders or Affiliates, or to or from any member of the immediate family of any of its officers, directors, stockholders or Affiliates, or subcontract any operations to any Affiliate, except for travel or other reasonable expense advances to employees in the ordinary course of business; or enter into any transaction with any Affiliate, except pursuant to the reasonable requirements of the business of such Affiliate and on terms substantially no more favorable to such Affiliate than those that such Affiliate would obtain in a comparable arms-length transaction with a Person that is not an Affiliate.

7.8 Sale-Leaseback Transactions. Directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed, and whether now owned or hereafter acquired) (i) that the Borrower or any of its Subsidiaries has sold or transferred (or is to sell or transfer) to a Person that is not a party to this Agreement or any of the Credit Documents or (ii) that Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property that, in connection with such lease, has been sold or transferred (or is to be sold or transferred) by the Borrower or any of its Subsidiaries to another Person that is not a party to this Agreement or any of the Credit Documents, in each case except for any such sale of any fixed or capital asset by the Borrower or such Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset (and not to exceed $250,000 for any fiscal year in the aggregate with all such sales consummated during such fiscal year) and is consummated within ninety (90) days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset or transactions otherwise expressly permitted under this Agreement.

7.9 Certain Amendments. Amend, modify or change any provision of its articles or certificate of incorporation or formation, bylaws, operating agreement or other applicable formation or organizational documents, as applicable, the terms of any class or series of its Capital Stock, the Series B

Certificate of Designation or any agreement among the holders of its Capital Stock or any of them; other than in a manner that could not reasonably be expected to adversely affect the Bank in any material respect (provided that the Borrower shall give the Bank notice of any such amendment, modification or change, together with certified copies thereof).

7.10 Limitation on Certain Restrictions. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of the Parent of any of its Subsidiaries to perform and comply with their respective obligations under the Credit Documents or (b) the ability of any Subsidiary of the Borrower to make any dividend payment or other distribution in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, except (in the case of clause (b) above only) for such restrictions or encumbrances existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable Requirements of Law, (iii) customary non-assignment provisions in leases and licenses of real or personal property entered into by the Borrower or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the assignment or transfer thereof or of property that is the subject thereof, and (iv) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale, provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement.

7.11 No Other Negative Pledges. Enter into or suffer to exist any agreement or restriction that, directly or indirectly, prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, except for such agreements or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable Requirements of Law, (iii) any agreement or instrument creating a Permitted Lien (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), (iv) customary provisions in leases and licenses of real or personal property entered into by the Borrower or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the granting of Liens therein or in property that is the subject thereof, and (v) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale, provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement.

7.12 Subsidiaries. Have (i) any Subsidiaries other than Wholly-Owned Subsidiaries, or (ii) any Subsidiary that is a U.S. Person that is owned all, or in part, by any Foreign Subsidiary.

7.13 Lines of Business. Engage in any business other than the business in which it is currently engaged or a business reasonably related thereto, or make any material change in its business objectives.

7.14 Fiscal Year. Change its fiscal year or its method of determining fiscal quarters.

7.15 Accounting Changes. Other than as permitted pursuant to Section 1.2, make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP.

7.16 Parent Covenants. With respect solely to the Parent and not any of its Subsidiaries, (i) conduct, transact or otherwise engage in, any material business or operations other than (A) holding, directly or indirectly, Capital Stock of the Borrower and its Subsidiaries, (B) issuing its own Capital Stock or Indebtedness (including guarantees of Indebtedness) subject to the terms hereof, (C) preparing reports to governmental authorities and to its shareholders, (D) holding board of directors and shareholder meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure or to comply with applicable requirements of law, (E) making Restricted Payments to the extent permitted by the terms hereof , (F) the payment of taxes and overhead expenses of the Parent, including without limitation, employee salaries and director compensation for employees and directors of the Parent, (G) the performance of its obligations under the Credit Documents and (H) activities and assets incidental to the foregoing clauses (A) through (G); (ii) own, lease, manage or otherwise operate any material properties or assets, other than cash and Cash Equivalents, interests in deposit accounts and securities accounts and the ownership of Capital Stock in the Borrower, and as a lessee under the CW Onset Lease; or (iii) directly own assets constituting an operating business.

7.17 Dedicated Deposit Account. Maintain, at any time, cash deposits in account no. 2000042931931 maintained by the Borrower at the Bank (the “Dedicated Deposit Account”) in an aggregate amount less than the Revolving Credit Commitment at such time, or take any action to withdraw amounts from such account such that the aggregate amount of deposits therein, after giving effect to the proposed withdrawal, would be less than the Revolving Credit Commitment.

ARTICLE VIII

EVENTS OF DEFAULT; REMEDIES

8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(a) The Borrower shall fail to pay when due (i) any principal of any Loan, or (ii) any interest on any Loan, any fee payable under this Agreement or any other Credit Document, or (except as provided in clause (i) above) any other Obligation, and (in the case of this clause (ii) only) such failure shall continue for a period of three Business Days;

(b) The Borrower shall fail to observe or perform any covenant, restriction or agreement contained in Sections 5.1, 5.2 and 5.3 or Articles VI or VII of this Agreement;

(c) The Borrower or any other Credit Party shall fail to observe or perform any covenant, restriction or agreement contained in this Agreement or any Credit Document and not described in Sections 8.1(a) or (b) above for thirty (30) days after the earlier of the Borrower (i) obtaining knowledge of such failure, or (ii) receiving written notice of such failure from the Bank;

(d) Any representation, warranty, certification or statement made or deemed made by the Borrower or any other Credit Party in Article IV of this Agreement, in any other Credit Document or in any certificate, financial statement or other document delivered pursuant to this Agreement or any other Credit Document shall prove to have been incorrect in any material respect when made or deemed made;

(e) The occurrence and continuance of any default or event of default on the part of the Borrower or any other Credit Party (including specifically, but without limitation, defaults due to non-payment) under the terms of any agreement, document or instrument pursuant to which the Borrower or other Credit Party has incurred any Indebtedness in excess of $100,000, which default would permit acceleration of such indebtedness;

(f) The occurrence and continuance of any default or event of default under (i) any Hedge Agreement between the Borrower or any other Credit Party, on the one hand, and the Bank or one of its Affiliates on the other, or (ii) any other agreement between the Borrower or any other Credit Party and the Bank;

(g) Any Security Document to which the Borrower or any other Credit Party is now or hereafter a party shall for any reason cease to be in full force and effect or cease to be effective to give the Bank a valid and perfected security interest in and Lien upon the collateral purported to be covered thereby, subject to no Liens other than Permitted Liens, in each case unless any such cessation occurs in accordance with the terms thereof or is due to any act or failure to act on the part of the Bank; or the Borrower or any other Credit Party shall assert any of the foregoing; or the Parent or any Subsidiary of the Borrower or any Person acting on behalf of the Parent or any such Subsidiary shall deny or disaffirm such Person’s obligations under the Guaranty or such;

(h) The Borrower or any Credit Party (i) files a petition for relief under the Bankruptcy Code or any other insolvency law or seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (ii) takes any corporate action to authorize or effect any of the foregoing actions, (iii) generally fails to pay, or admits in writing its inability to pay, its debts as such debts become due; (iv) shall apply for, seek or consent to, or acquiesce in, the appointment of a custodian, receiver, trustee, examiner, liquidator or similar official for it or for any material portion of its assets; (v) benefits from or is subject to the entry of an order for relief under any bankruptcy or insolvency law; or (vi) makes an assignment for the benefit of creditors;

(i) Failure of the Borrower or any other Credit Party within thirty (30) days after the commencement of any proceeding against it seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, to have such proceeding dismissed, or to have all orders or proceedings thereunder affecting the operations or the business of the Borrower or such Credit Party stayed, or failure of the Borrower or such Credit Party within thirty (30) days after the appointment, without its consent or acquiescence, of any custodian, receiver trustee, examiner, liquidator or similar official for it or for any material portion of its assets, to have such appointment vacated;

(j) The Borrower or any Credit Party ceases to be Solvent, or ceases to conduct its business substantially as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs;

(k) The entry of one or more judgments or orders for the payment of money in excess of $250,000 in the aggregate against the Borrower or any Credit Party and such judgment(s) or order(s) shall continue unsatisfied, unvacated, unbonded and unstayed for a period of thirty (30) days;

(l) The issuance of a writ of execution, attachment or similar process against the Borrower or any other Credit Party which shall not be dismissed, stayed, discharged or bonded within thirty (30) days after the Borrower acquires knowledge thereof;

(m) A notice of Lien, levy or assessment in excess of $250,000 is filed of record with respect to all or any portion of the assets of the Borrower or any other Credit Party by the United States, or any department, agency or instrumentality thereof, or by any other Governmental Authority, including, without limitation, the PBGC, or if any taxes or debts in excess of $250,000 owing at any time or times hereafter to any one of them becomes a lien or encumbrance upon any assets of the Borrower or any other Credit Party in each case and the same is not satisfied, released, discharged or bonded within thirty (30) days after the same becomes a lien or encumbrance or, in the case of ad valorem taxes, prior to the last day when payment may be made without material penalty;

(n) Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events and other events or conditions then existing, the Parent and its ERISA Affiliates have incurred or would be reasonably likely to incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $250,000;

(o) Any one or more licenses, permits, accreditations or authorizations of the Borrower or any other Credit Party shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by the Borrower or any other Credit Party to be in compliance with applicable Requirements of Law, and such action, individually or in the aggregate, if the event giving rise to such action is not remediated within thirty (30) days of notice of any of the foregoing events, would be reasonably likely to have a Material Adverse Effect; or

(p) Any of the following shall occur: (i) the Parent, itself or through 100% ownership and control of any of its Subsidiaries, ceases to own, beneficially and of record, and control 100% of the total Capital Stock of the Borrower or any Subsidiary Guarantor hereunder, (ii) any Person, or group of Persons acting in concert, shall become the “beneficial owner” of Capital Stock of the Borrower representing 35% or more of (x) the combined voting power of the then outstanding Capital Stock of the Parent ordinarily having the right to vote in the election of directors, or (y) all Capital Stock the Parent, or (iii) during any period of up to twelve (12) consecutive months, commencing after the Closing Date, a majority of the members of the Board of Directors of the Parent ceases to be composed of individuals that are Continuing Directors.

8.2 Remedies. Upon the occurrence and during the continuance of any Event of Default:

(a) Termination of Revolving Credit Commitment; Acceleration of Indebtedness. The Bank may, in its sole discretion, (i) terminate the Revolving Credit Commitment and the obligation of the Bank to issue Letters of Credit, which shall thereupon terminate; (ii) declare all or any part of the Loans immediately due and payable, whereupon such Loans shall become immediately due and payable without presentment, demand, protest, notice or legal process of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that all Loans shall automatically become due and payable and the Revolving Credit Commitment and the obligation of the Bank to issue Letter of Credit terminated, upon the occurrence of an Event of Default under Sections 8.1(g) or (i); and (iii) pursue all other remedies available to it by contract, at law or in equity, including but not limited to its rights under the Security Documents.

(b) Right of Set-off. The Bank may, and is hereby authorized by the Borrower, at any time and from time to time, to the fullest extent permitted by applicable laws, without advance notice to the Borrower (any such notice being expressly waived by the Borrower), set off and apply any and all deposits (general or special, time or demand, provisional or final, including without limitation, deposits in the Dedicated Deposit Account) at any time held and any other indebtedness at any time owing by the Bank or any of its Affiliates to or for the credit or the account of the Borrower against any or all of the Obligations of the Borrower under this Agreement or the other Credit Documents now or hereafter existing, whether or not such obligations have matured. The Bank agrees promptly to notify the Borrower after any such set-off or application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Without limitation of the foregoing, the Parent and the Borrower acknowledge and agree that, on the Revolving Credit Termination Date, the Bank may, in its sole discretion, set off and apply deposits in the Dedicated Deposit Account against any or all of the Obligations.

(c) Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the Bank’s rights and remedies set forth in this Agreement is not intended to be exhaustive and the exercise by the Bank of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the other Credit Documents or under any other agreement between the Borrower and the Bank or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Bank in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower and the Bank or their agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Credit Documents or to constitute a waiver of any Event of Default.

ARTICLE IX

MISCELLANEOUS

9.1 Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable and documented out-of-pocket expenses of the Bank, including reasonable fees and disbursements of counsel, in connection with: (i) the preparation, execution, delivery, and filing, if required of this Agreement and the other Credit Documents, (ii) any amendments, supplements, consents or waivers hereto or to the Credit Documents, and (iii) the administration or enforcement of this Agreement and the other Credit Documents. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and the other Credit Documents and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. It is the intention of the parties hereto that the Borrower shall pay amounts referred to in this Section directly. In the event the Bank pays any of the amounts referred to in this Section directly, the Borrower will reimburse the Bank for such advances and interest on such advance shall accrue until reimbursed at the Default Rate.

9.2 Indemnification. From and at all times after the date of this Agreement, and in addition to all of the Bank’s other rights and remedies against the Borrower, the Borrower agrees to indemnify, defend and hold harmless the Bank and its directors, officers, employees, agents, successors, assigns and affiliates from and against the following (collectively “Costs”): any and all claims (whether valid or not), losses, damages, actions, suits, inquiries, investigations, administrative proceedings, judgments, liens, liabilities, penalties, fines, amounts paid in settlement, requirements of Governmental Authorities, punitive damages, interest, damages to natural resources and other costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees and expenses, court costs and fees, and consultant and expert witness fees and expenses) arising in any manner, directly or indirectly, out of or by reason of (a) the negotiation, preparation, execution or performance of this Agreement or the other Credit Documents, or any transaction contemplated herein or therein, whether or not the Bank or any other party protected under this Section is a party to any action, proceeding or suit in question, or the target of any inquiry or investigation in question; provided, however, that no indemnified party shall have the right to be indemnified hereunder for any liability resulting from the willful misconduct or gross negligence of such indemnified party (as finally determined by a court of competent jurisdiction), (b) any breach of any of the covenants, warranties or representations of the Borrower hereunder or under any other Credit Document, (c) any lien or charge upon amounts payable hereunder by the Borrower to the Bank or any taxes, assessments, impositions and other charges in respect of the collateral described in the Security Documents, (d) damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to any such collateral or the use thereof, (e) any violation or alleged violation of any Environmental Law, federal or state securities law, common law, equitable requirement or other legal requirement by the Borrower or with respect to any property owned, leased or operated by the Borrower (in the past, currently or in the future), or (f) any presence, generation, treatment, storage, disposal, transport, movement, release, suspected release or threatened release of any Hazardous Material on, in, to or from any property (or any part thereof including without limitation the soil and groundwater thereon and thereunder) owned, leased or operated by the Borrower (in the past, currently or in the future).

All Costs shall be additional Obligations of the Borrower under this Agreement, shall be payable on demand to the party to be indemnified, and shall be secured by the lien of the Security Documents.

Without limiting the foregoing, the Borrower shall be obligated to pay, on demand, the costs of any investigation, monitoring, assessment, enforcement, removal, remediation, restoration or other response or corrective action undertaken by the Bank or any other indemnified party, or their respective agents, with respect to any property owned, leased or operated by the Borrower.

It is expressly understood and agreed that the obligations of the Borrower under this Section shall not be limited to any extent by payment of the Obligations and termination of this Agreement and shall remain in full force and effect until expressly terminated by the Bank in writing.

9.3 Notices. All demands, notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered, if given or delivered by hand, overnight delivery service or facsimile transmitter (with confirmed receipt), or five (5) days after being mailed, if mailed, by first class, registered or certified mail, postage prepaid, to the address or telecopy number set forth below:

Party	Address

Parent	Jamba, Inc.
6475 Christie Avenue, Suite 150
Emeryville, CA 94608
Attention: Vicki Pederson
Telephone: (510) 596-0329
Email: VPedersen@jambajuice.com

Borrower	Jamba Juice Company
6475 Christie Avenue, Suite 150
Emeryville, CA 94608
Attention: Vicki Pederson
Telephone: (510) 596-0329
Email: VPedersen@jambajuice.com

with a copy to:

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
Attn: Jamie Knox
Telecopy No.: (212) 884-8692
Email: jamie.knox@dlapiper.com

Bank	Wells Fargo Bank, National Association
301 S. Tryon Street, 28th Floor
Charlotte, NC 28288
Attention: Cavan J. Harris
Telephone: (704) 383-6423
Fax: (704) 374-6483

with a copy to:

Robinson, Bradshaw & Hinson, P.A.
101 N. Tryon Street, Suite 1900
Attn: Mac McBryde
Telecopy No.: (704) 339-3461

The Parent, the Borrower or the Bank may, by notice given hereunder, designate any further or different addresses or telecopy numbers to which subsequent demands, notices, approvals, consents, requests or other communications shall be sent or persons to whose attention the same shall be directed.

9.4 Continuing Obligations. All agreements, representations and warranties contained herein or made in writing by or on behalf of the Borrower in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the other Credit Documents. The Borrower further agrees that to the extent the Borrower makes a payment to the Bank, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or other similar state or federal statute, or principle of equity, then, to the extent of such repayment by the Bank, the Obligation or part thereof intended to be satisfied by such payment shall be revived and continued in full force and effect as if such payment had not been received by the Bank.

9.5 Controlling Law; Service of Process.

(a) This Agreement has been executed, delivered and accepted at, and shall be deemed to have been made in, New York and shall be interpreted in accordance with the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

(b) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.3. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

9.6 Jurisdiction; Waiver of Jury Trial. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, THE BORROWER HEREBY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING WITHIN THE STATE OF NORTH CAROLINA OR THE STATE OF NEW YORK FOR ANY ACTION TO WHICH ANY CREDIT PARTY AND THE BANK ARE PARTIES. TO THE EXTENT PERMITTED BY LAW, THE BORROWER WAIVES TRIAL BY JURY AND WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY ACTION INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT

DOCUMENTS, OR ANY OTHER PROCEEDING TO WHICH THE BANK IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE BANK OR THE BORROWER. THE BORROWER ALSO CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION THAT HAS JURISDICTION OVER THE BORROWER.

9.7 Successors and Assigns. This Agreement shall be binding upon the Parent, the Borrower and their respective successors and assigns and all rights against the Parent and the Borrower arising under this Agreement shall be for the sole benefit of the Bank.

9.8 Assignment and Sale. The Borrower may not sell, assign or transfer this Agreement or any of the other Credit Documents or any portion hereof or thereof, including without limitation the Borrower’s rights, title, interests, remedies, powers, and duties hereunder or thereunder. Nothing in this Agreement or any other Credit Document shall prohibit Bank from pledging or assigning this Agreement and the Bank’s rights under any of the other Credit Documents, including collateral therefor.

9.9 Entire Agreement. THIS AGREEMENT AND THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED CONTEMPORANEOUSLY HEREWITH EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF. THIS AGREEMENT AND THE DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

9.10 Amendment. Any provision of this Agreement or any other Credit Document to which the Parent or the Borrower is a party may be amended if such amendment is in writing and is signed by the Parent and the Borrower, as applicable, and the Bank. In connection with any amendment entered into in accordance with this Section, the Borrower shall pay to the Bank a fee to be negotiated between the Borrower and the Bank. Payment of such fee by the Borrower to the Bank shall be a condition precedent to the effectiveness of such amendment and shall be due on the date such amendment is signed by the Bank.

9.11 Hedge Agreements. Any Hedge Agreement between the Borrower and the Bank and its Affiliates is an are independent agreement governed by the writing provisions of such Hedge Agreement, which shall remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms applicable to the Loans under this Agreement, except as otherwise expressly provided in such Hedge Agreement, and any payoff statement from the Bank relating to this Agreement shall not apply to such Hedge Agreement except as expressly provided therein.

9.12 Severability. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable by any court of competent jurisdiction, such determination shall not invalidate or render unenforceable any other provision hereof.

9.13 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which, together shall constitute but one and the same instrument.

9.14 Captions. The captions to the various sections and subsections of this Agreement have been inserted for convenience only and shall not limit or affect any of the terms hereof.

9.15 Register. The Borrower, shall maintain at one of its offices in the United States, a copy of each and any assignment of the Loan delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

JAMBA, INC.

By:	/s/ Karen Luey
Karen Luey Chief Financial Officer

JAMBA JUICE COMPANY

By:	/s/ Karen Luey
Karen Luey Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Cavan J. Harris
Cavan J. Harris Senior Vice President

Signature Page to Credit Agreement